Exhibit 4.4

                   1996 NON-EMPLOYEE DIRECTOR STOCK PLAN
                        of TALLEY INDUSTRIES, INC.



Section 1. Purpose. The purpose of this 1996 Non-Employee Director Stock Plan of Talley Industries, Inc. is to assist Talley Industries, Inc. (the "Company") in attracting and retaining Non-Employee Directors, enable such directors to acquire or increase a proprietary interest in the Company in order to promote a closer identity of interests between such directors and the Company's stockholders, and provide to such directors an increased incentive to expend their maximum efforts for the success of the Company's business.

Section 2.  Definitions.   For purposes of the Plan, the following
terms shall be defined as set forth below:

    (a) "Award" means any Restricted Stock or Option granted to a Participant under the Plan.

    (b) "Award Agreement" means any written agreement, contract, or other instrument or document evidencing an Award.

    (c)  "Board" means the Board of Directors of the Company.

    (d) "Change of Control" means and includes each of the following: (i) the acquisition, in one or more transactions, of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) by any person or entity or any group of persons or entities who constitute a group (within the meaning of Section 13(d)(3) of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a Subsidiary, of any securities of the Company such that, as a result of such acquisition, such person, entity or group either (A) beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, more than 20% of the Company's outstanding voting securities entitled to vote on a regular basis for a majority of the Board or (B) otherwise has the ability to elect, directly or indirectly, a majority of the members of the Board; (ii) a change in the composition of the Board such that a majority of the members of the Board are not Continuing Directors; or (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 80% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of (in one or more transactions) all or substantially all the Company's assets.

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    (e)  "Committee" means the Executive Compensation Committee of the Board, or such other Board committee as may be designated by the Board to administer the Plan.

    (f) "Company" means Talley Industries, Inc., a corporation organized under the laws of the State of Delaware, or any successor corporation.

    (g) A "Continuing Director" means, as of any date of determination, any member of the Board who (i) was a member of such Board on the effective date of the Plan or (ii) was nominated for election or elected to such Board with the affirmative vote of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

    (h) "Disability" means a permanent and total disability as determined by the Committee in good faith, upon receipt of sufficient competent medical advice from one or more individuals, selected by the Committee, who are qualified to give professional medical advice.

    (i) "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time. References to any provision of the Exchange Act shall be deemed to include successor provisions thereto and regulations thereunder.

    (j) "Fair Market Value" means, with respect to Stock, the fair market value of such Stock determined by such methods or procedures as shall be established from time to time by the Committee in good faith and in accordance with applicable law. Unless otherwise determined by the Committee, the Fair Market Value of Stock shall mean the mean of the high and low sales prices of the Stock on the relevant date as reported on the stock exchange or market on which the Stock is primarily traded, or if no sale is made on such date, then the Fair Market Value is the weighted average of the mean of the high and low sales prices of the Stock on the next preceding day and the next succeeding day on which such sales were made as reported on the stock exchange or market on which the Stock is primarily traded.

    (k) "Non-Employee Director" means any individual who is a member of the Board of Directors of the Company, but who is not otherwise an employee of the Company or any of its Subsidiaries.

    (l)  "Option" means a right, granted to a Participant under
Section 7, to purchase Stock at a specified price during specified time periods.

    (m) "Participant" means a Non-Employee Director of the Company who has been granted an Award under the Plan.

    (n) "Plan" means this 1996 Non-Employee Director Stock Plan of the Company.

    (o) "Restricted Stock" means Stock awarded to a Participant under Section 6 that may be subject to certain restrictions and to a risk of forfeiture.




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    (p)  "Rule 16b-3" means Rule 16b-3, as from time to time in effect and applicable to the Plan and Participants under Section 16 of the Exchange Act.

    (q) "Stock" means the common stock of the Company and such other securities as may be substituted for Stock or such other securities pursuant to Section 4.

    (r) "Subsidiary" means any corporation in which the Company owns directly or indirectly at least 50% of the total combined voting power of all classes of stock, or any other entity (including, but not limited to, partnerships and joint ventures) in which the Company owns directly or indirectly at least 50% of the voting power, capital or profits thereof.

    (s) "Trading Day" means a day on which the trading floor of the New York Stock Exchange is open for general business.

Section 3.  Administration.

    (a) Authority of the Committee. The Plan shall be administered by the Committee. The Committee has the full power, discretion, and authority to interpret and administer the Plan in a manner that is consistent with the Plan's provisions. However, the Committee does not have the power to (i) determine Plan eligibility, or to determine the number, the price, the vesting period, or the timing of Awards to be made under the Plan to any Participant, or (ii) take any action that would result in the Awards not being treated as "formula awards" within the meaning of Rule 16b-3 of the Exchange Act or any successor provision thereto.

    (b) Manner of Exercise of Committee Authority. Unless authority is specifically reserved to the stockholders of the Company or to the Board under the terms of the Plan, the Company's Certificate of Incorporation or By-laws, or applicable law, the Committee shall have sole discretion in exercising authority under the Plan. Any action of the Committee with respect to the Plan shall be final, conclusive, and binding on all persons, including the Company, Subsidiaries, Participants, any person claiming any rights under the Plan from or through any Participant, and stockholders. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. The Committee may delegate to officers or managers of the Company or any Subsidiary the authority, subject to such terms as the Committee shall determine, to perform administrative functions and to perform such other functions as the Committee may determine, to the extent permitted under Rule 16b-3 and applicable law.

Section 4.  Stock Subject to Plan.

    (a) Subject to adjustment as hereinafter provided, the total number of shares of Stock available for issuance in connection with Awards under the Plan shall be 200,000.






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    No Award may be granted if the number of shares to which such
Award relates, when added to the number of shares previously issued under the Plan and the number of shares to which other then-outstanding Awards relate, exceeds the number of shares available for the Plan. If any shares subject to an Award are forfeited or such Award otherwise terminates for any reason whatsoever without an actual distribution of shares to the Participant, any shares counted against the number of shares available under the Plan with respect to such Award shall, to the extent of any such forfeiture or termination, again be available for Awards under the Plan.

    (b) Any shares of Stock distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued shares or treasury shares.

    (c) In the event that any stock dividend, recapitalization, forward split or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase or share exchange, or other similar corporate transaction or event, affects the Stock, (i) the number and kind of shares of Stock which may thereafter be issued in connection with Awards, (ii) the number and kind of shares of Stock subject to any outstanding Awards, (iii) the aggregate number and kind of shares of Stock available under the Plan, and (iv) the Option exercise price per share of Stock will be automatically adjusted to give effect to the occurrence of such event.

Section 5. Eligibility. Eligibility to participate in the Plan is limited to Non-Employee Directors.

Section 6.  Annual Restricted Stock Grants.

    (a) Annual Grant of Restricted Stock. Each year beginning with 1996, as of the first business day of the month following the adjournment of the Annual Meeting of Stockholders of the Company for that year, each Non-Employee Director who has been elected or reelected, or continues as a member of the Board as of the adjournment of the Annual Meeting shall be granted 1,000 shares of Restricted Stock. The specific terms of the Restricted Stock grant is subject to the provisions of this Section 6 and the Award Agreement executed pursuant to Section 6(b).

    (b) Award Agreement. Each Restricted Stock grant shall be evidenced by an Award Agreement that will not include any terms or conditions that are inconsistent with the terms and conditions of the Plan.

    (c) Nontransferability of Restricted Stock. Except as otherwise provided in Section 6(d), a Participant may not sell, transfer, pledge, assign or otherwise alienate, other than by will or the laws of descent and distribution, any shares of Restricted Stock if such transaction would cause the average over the 10 consecutive Trading Days preceding the date of such transaction of the Fair Market Value of all of the shares of Stock, including Restricted Stock, but excluding any options, warrants or rights to purchase Stock beneficially owned, directly or indirectly, by the Participant to be less than five times the then current annual cash retainer (exclusive of any per meeting fees, committee fees or expense reimbursements) paid to Non-Employee Directors.

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    (d)  Termination of Service on Board.  If any Participant ceases to be a Non-Employee Director by reason of death, Disability, completion of his elected term of office, or failure to be reelected as a member of the Board, any Restricted Stock held by that Participant shall not be subject to the restrictions set forth in
Section 6(c). If a Participant ceases to be a Non-Employee Director for any reason other than those stated in the preceding sentence, any Restricted Stock held by that Participant as of that date immediately shall be forfeited.

    (e) Certificates for Stock. Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Participant, such certificates may bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock.

    (f) Dividends. Non-Employee Directors holding shares of Restricted Stock granted hereunder shall be entitled to receive any dividend or other distribution paid with respect to those shares while they are so held. If any such dividends or distributions are paid in Stock, the Stock shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which Stock has been distributed.

    (g)  Voting Rights.  Non-Employee Directors holding shares of
Restricted Stock granted hereunder shall have voting rights with respect to those shares.

    (h) Taxes. Each Participant who receives Restricted Stock pursuant to the Plan shall be paid in cash in the year in which the value of the Restricted Stock is included in the gross income of the Participant an amount equal to the federal, foreign, if any, and applicable state and local income and self-employment tax liabilities payable by the Participant as a result of (i) the amount included in gross income as a result of the receipt of the Restricted Stock and
(ii) the payment of the amount in clause (i) and the amount in this clause (ii). For purposes of determining the amount to be paid to the Participant pursuant to the preceding sentence, the Participant shall be deemed to pay federal, foreign, if any, and state and local income taxes at the highest marginal rate of tax imposed upon ordinary income for the year in which an amount in respect of the Restricted Stock is included in gross income, after giving effect to any deductions therefrom or credits available with respect to the payment of any such taxes.

Section 7.  Annual Option Grants.

    (a) Annual Grant of Options. Each year beginning with 1996, as of the first business day of the month following the adjournment of the Annual Meeting of Stockholders of the Company for that year, each Non-Employee Director who has been elected or reelected, or continues as a member of the Board as of the adjournment of the Annual Meeting shall be granted an Option to purchase 1,000 shares of Stock. The specific terms of the Option grant is subject to the provisions of this Section 7 and the Award Agreement executed pursuant to Section 7(b)


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    (b)  Award Agreement.  Each Option grant shall be evidenced by an
Award Agreement that will not include any terms or conditions that are inconsistent with the terms and conditions of the Plan.

    (c) Option Exercise Price Per Share. The exercise price per share of Stock under an Option granted pursuant to this Section 7 shall be equal to the Fair Market Value of such Stock on the date the Option is granted.

    (d) Duration of Options. Participants shall be entitled to exercise Options granted under this Section 7 at any time and from time to time, within the time period beginning at the end of the sixth month following the date the Option is granted, and ending on the fifth (5th) anniversary date of its grant, unless the Option is earlier terminated, forfeited, or surrendered pursuant to a provision of the Plan or the applicable Award Agreement.

    (e) Payment. Options are exercised by delivering a written notice of exercise to the Secretary of the Company specifying the number of Options to be exercised and payment in full is made for the shares of Stock being acquired thereunder at the time of exercise. Such payment shall be made: (i) in cash or its equivalents; (ii) by tendering to the Company shares of Stock (not including Restricted Stock) owned by the Participant exercising the Option and having a Fair Market Value equal to the cash exercise price applicable to such Option; (iii) by directing the Company to withhold from the shares of Stock that would otherwise be issued upon exercise of the Options that number of shares of Stock having a Fair Market Value equal to the cash exercise price applicable to such Option; (iv) through "cashless exercise" arrangements; or (v) by a combination of (i), (ii), (iii) and (iv).

    The Committee shall determine acceptable methods for a Participant to use the payment methods described in clauses (ii),
(iii) and (iv) of this Section 7(e) and the Committee may impose such conditions on the use of such payment methods as it deems appropriate. In addition, a Participant may not use the payment method described in clause (ii) of this Section 7(e) if such transaction would cause the average over the 10 consecutive Trading Days preceding the date of such transaction of the Fair Market Value of all of the shares of Stock (including Restricted Stock, but excluding any options, warrants or rights to purchase Stock) beneficially owned, directly or indirectly, by the Participant to be less than five times the then annual cash retainer (exclusive of any per meeting fees, committee fees, or expense reimbursements) paid to Non-Employee Directors.

    As soon as practicable after a written notification of exercise and full payment, the Company shall cause to be delivered to the Participant, in the Participant's name, Stock certificates in an appropriate amount based upon the number of shares of Stock purchased pursuant to the exercise of the Options.








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    (f)  Termination of Service on Board.  If any Participant ceases to be a Non-Employee Director by reason of death, Disability, completion of his elected term of office, or failure to be reelected as a member of the Board, any Options held by that Participant shall remain exercisable at any time prior to their expiration date, or for one (1) year after the date the Participant ceases to be a Non-Employee Director for such reasons, whichever period is shorter. If a Participant ceases to be a Non-Employee Director for any reason other than those stated in the preceding sentence, any Options held by that Participant as of that date immediately shall be forfeited.

    (g) Restrictions on Stock Transferability. To the extent necessary to ensure that Options granted under this Section 7 comply with applicable law, the Board shall impose restrictions on any Stock acquired pursuant to the exercise of an Option under this Section 7, including, without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Stock is then listed and/or traded, and under any blue sky or state securities laws applicable to such Stock.

    (h)  Nontransferability of Options.  No Option granted under this
Section 7 may be sold, transferred, pledged, assigned, or otherwise alienated, other than by will or by the laws of descent and distribution. Further, all Options granted to a Participant under this Section 7 shall be exercisable during his or her lifetime only by such Participant.

Section 8. Change of Control. In the event of a Change of Control of the Company, all shares of Restricted Stock granted under the Plan that are still subject to restrictions shall be free of such restrictions, as of the first date that the definition of Change of Control has been fulfilled. All Options that are exercisable as of the effective date of the Change of Control shall remain exercisable for the remaining life of the Option.

Section 9.  General Provisions.

    (a) Compliance With Legal and Other Requirements. The Plan, the granting of Awards thereunder, and the other obligations of the Company under the Plan and any Award Agreement, shall be subject to all applicable federal and state laws, rules, and regulations, and to such approvals by any regulatory or governmental agency as may be required. The Company may, in its discretion, postpone the issuance or delivery of Stock under any Award until completion of such registration or qualification of such Stock or other required action under any federal or state law, rule, or regulation, listing or other required action with respect to any automated quotation system or stock exchange upon which the Stock or other Company securities are designated or listed, or compliance with any other contractual obligation of the Company, as the Company may consider appropriate, and may require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Stock in compliance with applicable laws, rules, and regulations, designation or listing requirements, or other contractual obligations.




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    (b)  Compliance with Rule 16b-3.  It is the intent of the Company that this Plan comply in all respects with applicable provisions of Rule 16b-3 under the Exchange Act in connection with any grant of Awards to or other transaction by a Participant who is subject to
Section 16 of the Exchange Act (except for transactions exempted under alternative Exchange Act rules). Accordingly, if any provision of this Plan or any Award Agreement does not comply with the requirements of Rule 16b-3 as then applicable to any such transaction, such provision will be construed or deemed amended to the extent necessary to conform to the applicable requirements of Rule 16b-3 so that such Participant shall avoid liability under Section 16(b).

    (c) Changes to the Plan and Awards. The Board may amend, alter, suspend, discontinue, or terminate the Plan without the consent of the Company's stockholders or Participants, except that any such amendment, alteration, suspension, discontinuation, or termination shall be subject to the approval of the Company's stockholders within one year after such Board action if such stockholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Stock may then be listed or quoted, and the Board may otherwise, in its discretion, determine to submit other such changes to the Plan to the stockholders for approval; provided, however, that without the consent of an affected Participant, no amendment, alteration, suspension, discontinuation, or termination of the Plan may materially and adversely affect the rights of such Participant under any Award theretofore granted and any Award Agreement relating thereto. Notwithstanding the foregoing, unless approved by the stockholders of the Company, no amendment will: (i) change the class of persons eligible to receive Awards; (ii) materially increase the benefits accruing to Participants under the Plan; or (iii) increase the number of shares of Stock subject to the Plan.

    (d)  No Stockholder Rights.  No Award shall confer on any
Participant any of the rights of a stockholder of the Company unless and until Stock is duly issued or transferred to the Participant in accordance with the terms of the Award.

    (e) Severability. If any provision of the Plan shall be deemed to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of the Plan, but shall be fully severable and the Plan shall be construed and enforced as if the illegal or invalid provision had never been included herein.

    (f) Governing Law. The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan, and any Award Agreement shall be determined in accordance with the laws (including those governing contracts) of the State of Delaware, without giving effect to principles of conflicts of laws, and applicable federal law.









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    (g)  Effective Date;  Plan Termination.  The Plan shall become effective as of January 1, 1996; provided, however, that, within one year after such date, the Plan shall have been approved by the affirmative vote of the holders of a majority of the voting power present in person or represented by proxy, and entitled to vote on the Plan at a meeting of the Company's stockholders duly held in accordance with the laws of the State of Delaware, or any adjournment thereof; provided, however, that a quorum is present at the meeting or any adjournment thereof. The Plan shall terminate on the earlier of ten years after approval by the stockholders of the Company or at such time as no Stock remains available for issuance pursuant to Section 4. The Plan shall continue in effect with respect to Awards made before termination of the Plan until such Awards have been settled, terminated or forfeited.













































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